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                                                                   EXHIBIT 10(f)

                   OPTION AGREEMENT OF CHARLES STUART PLATKIN

     THIS OPTION AGREEMENT dated this __ day of _____ 1996 between Marinex Multimedia Corporation, a New York Corporation, "Company", and Charles Stuart Platkin, a citizen and resident of New York, New York, "Agent", in consideration of the mutual covenants herein contained and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged under the following terms and conditions:

                                    RECITALS

     1. The Company has entered into that certain Acquisition Agreement of even date herewith under the terms of which the parent of the Company has acquired all of the outstanding stock of Texas Equipment Corporation, Inc., a Texas corporation. The Acquisition Agreement is hereby incorporated by reference.

     2. Under the terms of the Acquisition Agreement, the multimedia operations of the combined entity will be exclusively conducted through its subsidiary, Marinex Multimedia Corporation, a New York corporation located at The Soho Building, Suite 800, 110 Greene Street, New York, NY 10012.

     3. Agent is an officer and director of the subsidiary corporation and is experienced in the operations and business of the subsidiary.

     4. As part of the Acquisition Agreement, all parties have agreed to confer upon Agent an Option to acquire shares of the subsidiary representing 24% of the total issued and outstanding shares as of the date of exercise.

     5. "Texas Equipment" shall refer to the entity described in the Acquisition Agreement. "Marinex - New York" shall refer to the Company. "Marinex - Nevada" shall refer to Marinex Multimedia Corporation, a Nevada corporation, and the 100% owner of the Company.


                             IT IS MUTUALLY AGREED

     1. Issuance of Option. In connection with the Acquisition Agreement, the Company hereby issues a stock option to Agent or his designees to acquire a number of its shares equal to 25% of the total issued and outstanding shares as of the date of exercise. The option price shall be One Dollar. The option may be exercised, in the sole discretion of the Option holder, upon the happening of one or more of the following corporate events:


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             (a) Bona Fide offer to purchase the interest of Agent; or the interest of the parent Company; or any other shareholder; or any sale of an interest in excess of 10% in Marinex New York;

             (b) Bankruptcy, insolvency, receivership, dissolution or liquidation of Texas Equipment or any other action under which Texas Equipment seeks legal or equitable relief from its creditors;

             (c) Reorganization, recombination, declaration of a stock dividend of Marinex - New York stock by Marinex - Nevada;

             (d) Sale or spin out of either subsidiary;

             (e) Merger under which more control of Marinex - Nevada is changed or acquisition under which shares totaling more than 25% of the outstanding stock of Marinex - Nevada is issued;

             (f) Any event which requires approval of 2/3 or more of the shareholders of the Company or which constitutes a fundamental change under Nevada corporate law, as amended;

             (g) Public offering of shares totaling 10% or more of Marinex - New York, including securities which convert into shares such as warrants, options, convertible debentures or debt instruments and other convertible securities.

             (h) Upon dilution of the holdings of the present Marinex - Nevada shareholders (as of the day before the Closing Date) by more than 20% during the first two years following the Closing Date (or a series of actions which, when combined, cause such dilution) which, unless the issuances were issued at no more than a 50% discount from the average bid price for the thirty day period prior to the issuance;

             (i) or any other similar event or occurrence that fundamentally alters the nature of the relationship between Braun and/or Platkin and the Company.

Upon the exerciseability of the Option being triggered by any of the above occurrences, then the Option shall remain open and exerciseable for a period of five years and the option shall be valid for a period of five years from the date of this Agreement.

     2. Authorized Shares. The Company has authorized sufficient quantities of common stock with which to fulfill its obligations to issue the shares underlying this Option and shall continue to maintain sufficient quantities of authorized but unissued common stock throughout the life of this Option.


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     3. No Redeemable Feature.  The Company shall not have the right to redeem this Option or any of the underlying shares.

     4. Restricted Shares. Upon exercise, the share issued to Agent shall be restricted shares, properly legended, and will be subject to such resale limitations as may be imposed by law.

     5. Exercise of Option. Subject to the provisions of this Agreement, upon payment of $1.00, Agent shall have the right to purchase from the Company the number of shares of Common Stock equal to 25% of all issued and outstanding shares of common voting stock. Exercise shall occur by surrender to the Company of a letter or other form of election, together with full payment to the Company. Upon receipt of full payment and properly completed documentation, the Company shall then issue such fully paid and nonassessable shares of Common Stock as are represented by the exercise. The rights of purchase shall be exerciseable at the election of the registered holder thereof, in their entirety on an all or none basis.

     6. Countersignature and Registration. The Company shall maintain books for the transfer and registration of the Option and the underlying shares. Upon the initial issuance of Option, the Company shall issue and register the Option (and/or underlying Shares) in the names of the respective holders thereof.

     7. Transfers and Exchanges. The Company shall transfer, from time to time, any outstanding Option and/or underlying shares upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer.
Upon any such transfer, a new Option shall be issued to the transferee and the surrendered Option shall be canceled by the Company. Options so canceled shall be delivered to the Company from time to time upon request.

     8. Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of the Common Stock issuable upon the exercise of the Options; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any certificates for the Common Stock in a name other than that of the registered holder of the Option in respect of which such shares are issued, and in such case the Company not shall be required to issue or deliver any certificates for the Common Stock or any Option until the person requesting the same has paid to the Company the amount of such tax or has established to the Company's satisfaction that such tax has been paid.

     9. Mutilated or Missing Warrants. In case any of the Option and/or underlying shares shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue and the Company shall countersign and deliver in exchange and substitution for and

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upon cancellation of the mutilated Option and/or underlying shares, or in lieu of and substitution for the Option and/or shares lost, stolen or destroyed, a new Option and/or shares of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Option and/or shares and indemnity, if requested, also satisfactory to them.

     10. Fractional Interest. The Company shall not be required to issue fraction shares of Common Stock on the exercise of the Options.

     11. AntiDilution Features. In determining the amount of shares to be issued to Agent, there shall be taken into account all unexercised Options (other than the matching Option given this same date), warrants, convertible debentures or other securities or instruments that are convertible into common voting stock.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


MARINEX MULTIMEDIA CORPORATION


By:
   --------------------------------
     Authorized Officer

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